EXHIBIT 21.0

SUBSIDIARIES

United States of America

•                                           Trans World Gaming International U.S. Corp.

•                                           Trans World Gaming of Louisiana, Inc. (inactive)

Czech Republic

•                                           SC98A, s.r.o.

•                                           21st Century Resorts a.s.

•                                           Trans World Hotels & Entertainment a.s. (formerly “American Chance Casinos a.s.”)

•                                           Trans World Hotels, k.s. (merged into Trans World Hotels & Entertainment a.s., effective January 1, 2014)

Germany

•                                           Trans World Hotels Germany GmbH (inactive)

United Kingdom

•                                           Saxon Investments U.K. Limited (inactive)